Filed Pursuant to Rule 424(b)(3)

Registration No. 333-134448

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated September 28, 2006)

Sanders Morris Harris Group Inc.

5,000,000 Shares

Common Stock

The accompanying paragraph supplements our prospectus and related term sheet dated September 28, 2006. It is being circulated in response to the request of the National Association of Securities Dealers, Inc. based on the fact that the offering is being made by the parent of an NASD member.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by the Company or passed upon the adequacy or accuracy of the prospectus supplement. Any representation to the contrary is a criminal offense.

Jefferies & Company	Sandler O’Neill + Partners, L.P.

[Sticker]

Our broker-dealer subsidiary, Sanders Morris Harris Inc., is a member of the National Association of Securities Dealers, Inc., or the NASD. Because the shares are being offered by the Company, which is a parent of an NASD member, the offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of the NASD. This constitutes a supplement to the Company’s prospectus and related term sheet dated September 28, 2006.